Exhibit 99.1

Copart Announces the Addition of David J. Berger to Its Board of Directors

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Copart, Inc.

August 17, 2026

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DALLAS, August 17, 2026 /PRNewswire/ — Copart, Inc. (NASDAQ: CPRT) today reported that David J. Berger has joined Copart’s Board of Directors, effective August 13, 2026.

Mr. Berger, 67, currently serves as a Senior Partner of Wilson Sonsini Goodrich & Rosati, P.C., a law firm, where he has practiced since 1989 and has served as a Partner for more than twenty years. His practice focuses on corporate governance, mergers and acquisitions, and shareholder activism. He has held a number of leadership positions at the firm, including service on its board of directors, as chair of its Policy Committee, and on the board of the firm’s venture capital fund. Mr. Berger has served as President of the American College of Governance Counsel since May 2023. He currently serves as a director of the Long-Term Stock Exchange, where he chairs its Nominating and Governance Committee. Since 2023, Mr. Berger has served as co-chair of the annual Rome Conference on AI, Ethics and Governance held at the Vatican as well as a director of various non-profit organizations. Mr. Berger received his J.D. from Duke University School of Law and his B.A. from Duke University.

“We are pleased to welcome David Berger to Copart’s Board of Directors,” said Jay Adair, Chief Executive Officer of Copart. “David brings exceptional experience in corporate governance, mergers and acquisitions, and complex litigation, along with a deep understanding of the issues facing public companies. His leadership and expertise will be valuable as Copart continues to grow and create long-term value for our shareholders, customers, employees and communities.”

About Copart

Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platforms connect vehicle consignors to approximately 1 million members in over 185 countries. Copart offers a comprehensive suite of vehicle remarketing services to insurance companies, financial institutions, dealers, rental car companies, charities, fleet operators, and individuals, and offers vehicles via auction to dealers, dismantlers, rebuilders, exporters, and the general public. With operations at over 250 locations in 11 countries, Copart sold more than 4 million units in the last year. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), Brazil (Copart.com.br), the Republic of Ireland (Copart.ie), Germany (Copart.de), Finland (Copart.fi), the United Arab Emirates, Oman and Bahrain (Copartmea.com), and Spain (Copart.es). For more information, or to become a Member, visit Copart.com/Register.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact

Leah C. Stearns

Senior Vice President & Chief Financial Officer

Copart

Leah.Stearns@Copart.com

972-391-5706

SOURCE Copart, Inc.

Related Links

https://www.copart.com